                                                  -----------------------------
                                                           OMB APPROVAL
                                                  -----------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                            Expires:  September 30, 1997
------                                               Estimated average burden
                                                    hours per response .... 1.0
                                                  -----------------------------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Holdings                                      of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Amedia            Frank              J.           FORTE COMPUTER EASY, INC.; CEAS               Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X   Officer (give    Other (Specify
1350 Albert Street                                 Person (Voluntary)           12/96            ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                          ###-##-####             5. If Amendment,
                                                                             Date of Original             President
Youngstown          Ohio             44505                                     (Month/Year)              ------------------------

-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/                 ----------------------------                         Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/06/96        S4     340,000     D          $.35       27,288,077          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (Print or Type Responses)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               ------------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares

------------------------------------------------------------------------------------------------------------------------------------
Common Stock Acquisition                                                                          Common
Rights                         (1)         n/a          n/a      0       0       (1)     n/a      Stock   2,042,745     n/a
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Options                       $3.75        n/a          n/a      0       0      6/8/94  6/8/98    Stock   4,262,440     n/a
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                             9. Number of           10. Ownership Form            11. Nature of
                                Derivative              of Derivative                 Indirect
                                Securities              Security:                     Beneficial
                                Beneficially            Direct (D)                    Ownership
                                Owned at End            or Indirect (l)               (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)
---------------------------------------------------------------------------------------------------
Common Stock Acquisition
Rights                          2,042,745                   D
---------------------------------------------------------------------------------------------------
Options                         4,262,440                   D
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) In connection with the acquisition of Mr. Amedia's shares in Forte, Inc., Forte Computer Easy, Inc. agreed to issue to Mr.
Amedia 1,718,422 shares of common stock which will be issued to Mr. Amedia at such time when there is a sufficient number of authorized and unissued and unreserved shares of common stock available for Forte Computer Easy, Inc. to issue such shares, and
Forte, Inc. is obligated to issue to Mr. Amedia 324,323 shares of common stock.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Frank J. Amedia            2/1/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             Frank J. Amedia

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.